Exhibit 6
CONSENT
     In accordance with Section 321(b) of the Trust Indenture Act of 1939, the undersigned, U.S. BANK NATIONAL ASSOCIATION hereby consents that reports of examination of the undersigned by Federal, State, Territorial or District authorities may be furnished by such authorities to the Securities and Exchange Commission upon its request therefor.
Dated: June 7, 2007

By:	/s/ Richard Prokosch
Richard Prokosch
Vice President

By:	/s/ Raymond Haverstock

Raymond Haverstock
Vice President